2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES CLOSING OF COMMON STOCK

 OFFERING AND OVER-ALLOTMENT OPTION

Houston, Texas – September 20, 2005...Southwestern Energy Company (NYSE: SWN) announced today the closing of its public offering of 8,500,000 shares of common stock, which also included the closing of the previously exercised over-allotment option for an additional 1,275,000 shares by the underwriters. The net proceeds from the sale of the 9,775,000 shares totaled approximately $580.2 million, excluding expenses, and will be used to fund the recently announced increases in the company’s 2005 capital program, to repay upon maturity $125 million of the company’s senior notes due in December 2005 and to fund future capital expenditures relating to the acceleration of the development of the company’s Fayetteville Shale play in Arkansas.

Southwestern Energy Company is an integrated natural gas company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution. Additional information on the Company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4803

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